Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 12, 2013, relating to the consolidated financial statements of TransMontaigne Partners L.P. and subsidiaries, and the effectiveness of TransMontaigne Partners L.P. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of TransMontaigne Partners L.P. for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
April 1, 2013